                                                                    EXHIBIT 15.1





                     AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS


June 14, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Re:  Southwest Bancorporation of Texas, Inc. Registration on Form S-3.

We are aware that our report dated April 12, 1999 on our review of interim financial information of Southwest Bancorporation of Texas, Inc. and subsidiary for the period ended March 31, 1999 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

PricewaterhouseCoopers LLP